EXHIBIT 99.1

 iPayment Reports Second Quarter Earnings of $0.32 Per Diluted Share

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Aug. 4, 2004--iPayment, Inc. (Nasdaq: IPMT) today announced financial results for the second quarter ended June 30, 2004. For the second quarter, revenues increased 65% to $89,384,000 from $54,308,000 for the second quarter of 2003. Net income allocable to common stockholders for the second quarter of 2004 increased to $5,677,000, or $0.32 per diluted share. For the second quarter of 2003, there was a net loss allocable to common stockholders of $796,000, or $0.06 per diluted share, which included a non-cash, pre-tax charge of $4,437,000, classified as interest expense, due to the acceleration of amortization of debt warrant discounts as a result of early repayment of debt with proceeds from the initial public offering. The income tax rate for the second quarter of 2004 was 35%, which currently represents the Company's best estimate for fiscal 2004.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "We are proud to report continued profitable growth for the second quarter, in keeping with our stated objectives for long-term growth in annual revenues of 20% and gradual improvement in our operating margin. Charge volume more than doubled to $3,181 million in the second quarter of 2004 from $1,557 million in the second quarter of 2003. August 1, 2004, marked the anniversary of our acquisition of Card Payment Solutions, Inc.
(CPS), and we are pleased that CPS has achieved the growth objectives required to meet specified levels of its earn-out provision. Our recent acquisition of a portfolio of agent bank agreements and merchant accounts from First Data Corp. also has performed well during the first six months due to relatively modest attrition, and we remain focused on expanding the flow of new merchant applications. We continue to operate efficiently at our operating centers in Los Angeles and Chicago, finishing the quarter with 279 employees. Revenues per employee (average) expanded to $332,000 for the second quarter of 2004 from $203,000 for the second quarter last year.
    "We continued to generate significant cash flow during the quarter and repaid over $10 million of senior debt, leaving approximately $56 million available under our $80 million revolving credit facility. Looking forward, we remain confident in our ability to execute our profitable growth strategy both through organic channels and additional acquisitions in the fragmented small-merchant segment of the payment processing industry."

    Outlook

    The following statements summarize the Company's guidance for long-term growth in revenues and expansion in its operating margin, as well as specific guidance for fiscal 2004 and 2005.
    The Company's long-term goal for annual growth in revenues remains 20%, with 10% to 15% growth excluding acquisitions. The Company reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement each year. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than the Company's margins.
    For fiscal 2004, the Company is currently comfortable with a range for annual revenues of approximately $350 million to $355 million, and an annual operating margin of approximately 11% to 12%. The Company expects annual net interest expense of approximately $2.0 million to $2.5 million, an effective income tax rate of approximately 35%, and diluted weighted average shares outstanding of approximately 18.2 million to 18.7 million, including 663,000 share equivalents from outstanding convertible promissory notes. The Company is currently comfortable with a range for earnings per diluted share for 2004 of approximately $1.30 to $1.34.
    For fiscal 2005, the Company is currently comfortable with a range for annual revenues of approximately $385 million to $408 million and a range for earnings per diluted share of approximately $1.52 to $1.57. These estimates assume a range for net interest expense of approximately $1.5 million to $2.0 million, an effective income tax rate of approximately 38%, and diluted weighted average shares outstanding of approximately 18.5 million to 19.0 million, including 663,000 share equivalents from outstanding convertible promissory notes. The increase in the income tax rate from approximately 35% in 2004 to approximately 38% in 2005 is principally attributable to higher income levels and further utilization of net operating loss carryforwards. These estimates do not include any change to our current accounting for stock-based compensation under APB 25, which could be mandated in the future.
    The Company will host a conference call to discuss this release tomorrow at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week. A telephonic replay of the call will also be available through August 11, 2004, at 719-457-0820 (Confirmation Number 136079).
    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 95,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the Internet or by mail, fax or telephone.


                            iPayment, Inc.
                         Financial Highlights
                 (in thousands, except per share data)

Consolidated Statements   Three months ended      Six months ended
 of Operations                 June 30,               June 30,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)
Revenues                  $89,384     $54,308    $169,353    $100,983

Interchange                43,513      28,336      80,828      52,346
Other costs of services    33,683      18,529      65,385      34,806
Selling, general and
 administrative             2,796       1,909       5,682       3,738
                       ----------- ----------- ----------- -----------
  Total operating
   expenses                79,992      48,774     151,895      90,890
                       ----------- ----------- ----------- -----------
Income from operations      9,392       5,534      17,458      10,093
Other expense (income)
  Interest expense            649       6,301       1,359       9,556
  Other expense
   (income)                     -          65        (339)        100
                       ----------- ----------- ----------- -----------
Income (loss) before
 income taxes               8,743        (832)     16,438         437
Income tax provision
 (benefit)                  3,066        (250)      5,759         131
                       ----------- ----------- ----------- -----------
Net income (loss)           5,677        (582)     10,679         306
Accretion of
 mandatorily redeemable
 convertible preferred
 stock                          -        (214)          -        (652)
                       ----------- ----------- ----------- -----------
Net income (loss)
 allocable to
 common stockholders       $5,677       $(796)    $10,679       $(346)
                       =========== =========== =========== ===========

Earnings per share
  Basic                     $0.34      $(0.06)      $0.65      $(0.04)
  Diluted                   $0.32      $(0.06)      $0.60      $(0.04)
Weighted average shares
 outstanding
  Basic                    16,527      12,383      16,493       9,870
  Diluted                  18,113      12,383      18,083       9,870




Percentages of Revenues
Interchange                  48.7%       52.2%       47.7%       51.8%
Other costs of services      37.7%       34.1%       38.6%       34.5%
Selling, general and
 administrative               3.1%        3.5%        3.4%        3.7%
Income from operations       10.5%       10.2%       10.3%       10.0%


                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                              June 30,   December 31,
Assets                                          2004         2003
                                             ------------ ------------
                                             (Unaudited)
Current assets:
  Cash and cash equivalents                         $877         $733
  Accounts receivable, net                        14,172       13,108
  Prepaid expenses and other                       5,017        2,624
                                             ------------ ------------
    Total current assets                          20,066       16,465

Restricted cash                                    3,344       11,141
Property and equipment, net                        2,095        3,333
Intangible assets, net                            90,292       94,593
Goodwill, net                                     74,554       73,002
Other assets                                       3,453        3,409
                                             ------------ ------------
    Total assets                                $193,804     $201,943
                                             ============ ============

Liabilities and stockholders' equity

Current liabilities:
  Accounts payable and accrued liabilities       $16,648      $11,775
  Reserve for merchant losses                      1,199        1,198
  Current portion of long-term debt                    7        4,537
                                             ------------ ------------
    Total current liabilities                     17,854       17,510

Long-term debt                                    39,271       60,599
                                             ------------ ------------
  Total liabilities                               57,125       78,109
                                             ------------ ------------

Stockholders' equity:
  Common stock                                   127,226      125,060
  Retained earnings (deficit)                      9,453       (1,226)
                                             ------------ ------------
    Total stockholders' equity                   136,679      123,834
                                             ------------ ------------
Total liabilities and stockholders' equity      $193,804     $201,943
                                             ============ ============


                            iPayment, Inc.
                 Consolidated Statements of Cash Flows
                            (in thousands)

                                             Six months ended June 30,
                                             -------------------------
                                                 2004         2003
                                             ------------ ------------
Cash flows from operating activities:         (Unaudited)  (Unaudited)
 Net income                                      $10,679         $306
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Depreciation and amortization                   9,576        3,925
   Noncash interest expense                          321        6,366
   Changes in assets and liabilities:
    Accounts receivable                           (1,064)      (2,465)
    Prepaid expenses and other current assets     (2,389)        (520)
    Other assets                                    (181)       4,097
    Accounts payable and accrued liabilities
     and reserve for merchant losses               4,392       (3,754)
    Other liabilities                                  -           13
                                             ------------ ------------
 Net cash provided by operating activities        21,334        7,968
                                             ------------ ------------

Cash flows from investing activities:
 Changes in restricted cash                        7,797       (1,649)
 Expenditures for property and equipment            (149)        (380)
 Acquisitions of businesses, portfolios and
  other intangibles                               (3,760)      (1,546)
 Deferred payment for acquisition of business          -       (2,099)
                                             ------------ ------------
 Net cash provided by (used in) investing
  activities                                       3,888       (5,674)
                                             ------------ ------------

Cash flows from financing activities:
 Net repayments on line of credit                (21,500)      (1,050)
 Repayments of debt and capital lease
  obligations                                     (4,515)     (53,728)
 Proceeds from issuance of common stock              937       75,913
                                             ------------ ------------
 Net cash (used in) provided by financing
  activities                                     (25,078)      21,135
                                             ------------ ------------

Net increase in cash                                 144       23,429
Cash and cash equivalents at beginning of
 period                                              733        1,831
                                             ------------ ------------

Cash and cash equivalents at end of period          $877      $25,260
                                             ============ ============

    CONTACT: iPayment Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115